UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2012

ACI WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25346	47-0772104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Broadway, Suite 3350

New York, New York 10271

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (646) 348-6700

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 10, 2012, Antelope Investment Co. LLC (“Offeror”), a Delaware corporation and a wholly-owned indirect subsidiary of ACI Worldwide, Inc., a Delaware corporation (“ACI”), accepted for purchase a total of 49,797,755 shares (not including shares subject to guaranteed of delivery) of common stock, par value $0.01 (the “S1 Common Stock”), of S1 Corporation, a Delaware corporation (“S1”), pursuant to an offer (the “Exchange Offer”) by Offeror to exchange each of the issued and outstanding shares of S1 Common Stock for either (i) $10.00 in cash, less any applicable withholding taxes and without interest, and (ii) 0.3148 shares of ACI common stock, par value $0.005 per share, subject to proration. The shares of S1 Common Stock accepted for purchase, when combined with the shares of S1 Common Stock already owned by ACI, represented approximately 91.7% of the outstanding shares, of S1 Common Stock.

On February 13, 2012, ACI completed the acquisition of S1 by effecting the merger of Offeror with and into S1 without a vote or meeting of S1 stockholders pursuant to the short-form merger procedure available under Section 253 of the Delaware General Corporation Law (the “Merger”). In the Merger, each outstanding share of S1 Common Stock not tendered and purchased in the Exchange Offer was converted into the right to receive $6.62 in cash, without interest, and 0.1064 of a share of ACI common stock, less any required withholding taxes. As a result of the Merger, S1 is now a wholly-owned indirect subsidiary of ACI. In the aggregate, ACI issued approximately 5.9 million shares of ACI common stock and paid approximately $360 million in cash in exchange for the shares of S1 Common Stock in the Exchange Offer and the Merger.

Item 8.01 Other Events

On February 13, 2012, ACI issued two press releases. Copies of these press releases are filed as Exhibit 99.1 and Exhibit 99.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	ACI Press Release, dated February 13, 2012

99.2	ACI Press Release, dated February 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2012

ACI WORLDWIDE, INC.

By:	/s/ Dennis P. Byrnes
Name:	Dennis P. Byrnes
Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	ACI Press Release, dated February 13, 2012

99.2	ACI Press Release, dated February 13, 2012